UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2026

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

915 Meeting Street
Suite 600
North Bethesda, Maryland	20852
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CHH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2026, Choice Hotels International, Inc. (the “Company”) and Patrick Cimerola, the Company’s Chief Human Resources Officer (“CHRO”), agreed that Mr. Cimerola would transition from his role as CHRO at the end of 2026.

Following his transition from CHRO, effective January 1, 2027, Mr. Cimerola is expected to remain an employee of the Company through June 30, 2027 (the “Separation Date”), serving as a special advisor to facilitate continuity of leadership and an orderly transition, and to assist the Company with certain strategic initiatives. During the time that he serves as a special advisor, Mr. Cimerola will receive a base salary of $25,000 per month, and will continue to participate in the Company’s benefit plans and executive perquisite programs. He will not be eligible for any future equity award grants or a cash bonus for the 2027 fiscal year, although he will be entitled to continue to vest in accordance with the written terms of previously granted and unvested equity awards under the Company’s equity incentive plans.

In connection with his anticipated separation from the Company on the Separation Date, the Company and Mr. Cimerola agreed that he will thereafter be entitled to benefits associated with a termination without cause in accordance with the Company’s compensation and benefits plans and the Non-Competition, Non-Solicitation & Severance Benefit Agreement entered into by and between Mr. Cimerola and the Company on August 1, 2011, as amended on December 31, 2025, utilizing his base salary rate that is in effect on December 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2026	/s/ Jeffrey W. Lobb
Jeffrey W. Lobb
Senior Vice President, General Counsel & Secretary